EXHIBIT 99.1



News Release



Contact: Zvi Eiref
         Chief Financial Officer
         609/279-7666


                  CHURCH & DWIGHT CO., INC. ANNOUNCES PROPOSED
                      OFFERING OF SENIOR CONVERTIBLE NOTES
-------------------------------------------------------------------------------

AUGUST 5, 2003 - Church & Dwight Co., Inc. (NYSE: CHD) today announced that it intends to offer, subject to market and other conditions, approximately $110 million aggregate principal amount of convertible senior debentures due 2033 through a private offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"). An additional $15 million may be raised if the initial purchasers exercise their right to acquire additional notes in connection with the offering.

The debentures will be convertible into shares of Church and Dwight common stock upon the occurrence of certain events and will mature in 2033. Church & Dwight plans to use the net proceeds of the offering to reduce the amount outstanding under its principal credit agreement.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

                                      # # #

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding Church & Dwight's intent to issue the debentures and the intended use of proceeds from the offering. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include market conditions and other risks typically associated with securities offerings, and the risk that changing business conditions cause us to use the proceeds of the offering in other manners. More information about potential risk factors that could affect Church & Dwight's business and financial results is included in our annual report on Form 10-K for the year ended December 31, 2002, our quarterly reports on Form 10-Q for the quarters ended March 28, 2003 and June 27, 2003, and from time to time in other reports filed by Church & Dwight with the Securities and Exchange Commission. Church & Dwight undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.